EXHIBIT 99.4

CANTEL MEDICAL CORP.

150 Clove Road

Little Falls, New Jersey  07424

FOR IMMEDIATE RELEASE
Contact:	James P. Reilly	Richard E. Moyer
	President and CEO	Cameron Associates, Inc.
	Cantel Medical Corp.	richard@cameronassoc.com
	Phone: 973-890-7220	Phone: 212-554-5466

CANTEL MEDICAL FINALIZES CANADIAN ASSET PURCHASE
AGREEMENT WITH OLYMPUS

LITTLE FALLS, New Jersey (May 17, 2006) ... CANTEL MEDICAL CORP. (NYSE:CMN) announced that it entered into an Asset Purchase Agreement with Olympus on May 16, 2006 that replaces the previously disclosed July 2005 Agreement among Olympus, Cantel and Cantel’s Carsen subsidiary. The Purchase Agreement incorporates all of the material terms of the 2005 Agreement but was expanded to include the sale to Olympus of additional assets of Carsen and a $10,000,000 fixed payment to Carsen, representing a $4,000,000 increase over the $6,000,000 fixed payment in the 2005 Agreement. Olympus will now be purchasing substantially all of Carsen’s assets other than those related to its Medivators business and certain other smaller product lines. Olympus will pay Carsen significant additional consideration over and above the $10,000,000 fixed payment for certain of the acquired assets such as inventory, accounts receivable and unfilled customer orders. In addition, Olympus will be hiring substantially all of Carsen’s employees and taking over Carsen’s facilities, which will result in a reduction in previously anticipated severance and other wind-down costs. The transaction will close on July 31, 2006.

The $10,000,000 fixed payment to Carsen is in consideration for (i) Carsen’s customer lists, sales records, and certain other assets related to the sale and servicing of Olympus products and certain non-Olympus products distributed by Carsen, (ii) the release of Olympus’ contractual restriction on hiring Carsen personnel, (iii) real property leases (which will either be assumed or replaced by Olympus) and leasehold improvements, computer and software systems, equipment and machinery, telephone systems, and records related to the acquired assets, and (iv) assisting Olympus in effecting a smooth transition of Carsen’s business of distributing and servicing Olympus and certain non-Olympus products in Canada. Cantel has also agreed (on behalf of itself and its affiliates) not to manufacture, distribute, sell or represent for sale in Canada through July 31, 2007 any products that are competitive with the Olympus products being sold by Carsen under its Olympus Distribution Agreements. Under the Purchase Agreement, as in the 2005 Agreement, effective July 31, 2006, Carsen’s exclusive distribution agreements with Olympus will expire and Carsen will no longer serve as the Canadian distributor of Olympus products. Olympus Canada will take over Carsen’s Olympus-related operations (as well as the operations related to the other acquired product lines) on August 1, 2006.

Under the Purchase Agreement, Olympus will acquire Carsen’s inventory of Olympus and certain non-Olympus products for its book value, all of Carsen’s accounts receivable for their face amount, and Carsen’s unfilled customer orders related to sales of Olympus and certain non-Olympus products for a percentage of Olympus revenues from such orders. Olympus’ payment obligation to Carsen will be subject to adjustments and offsets related principally to accounts payable of Carsen owing to Olympus, service and warranty obligations and certain employee benefits.

We have been paid $4,000,000 of the $10,000,000 fixed payment due from Olympus, $1,500,000 on August 1, 2005, $1,500,000 on January 31, 2006 and $1,000,000 on May 16, 2006, all of which has been recorded as deferred revenue. The $6,000,000 balance is payable on July 31, 2006. We expect that all or substantially all of the $10,000,000 will be recognized on July 31, 2006, the date at which all of Carsen’s obligations will be fulfilled, even though certain wind-down costs such as severance is being recorded throughout fiscal 2006. Amounts payable by Olympus for the additional assets of Carsen being acquired will be due (subject to adjustment) on July 31, 2006, except for the backlog payments, which will be payable following Olympus’ receipt of the related payments from customers.

In addition, on July 31, 2006, Carsen will sell most of its remaining inventory, records and other assets to a newly formed corporation owned by two individuals who currently serve as executives of Carsen. The purchase price will be the book value of the acquired assets, which is anticipated to be less than $100,000. Commencing on August 1, 2006, our Minntech subsidiary will sell its Medivators products in Canada (currently distributed through Carsen) through the new company, which will be independent of Carsen and Cantel. The two executives, William J. Vella, the President and Chief Executive Officer of Carsen, and Paul D. Heck, Vice President-Finance and Controller of Carsen, will be resigning their positions with Carsen on July 31, 2006.

Net proceeds (after income taxes) from the termination of Carsen’s operations are currently projected to be approximately $21,000,000. Such net proceeds will consist of the $10,000,000 fixed payment from Olympus and net proceeds from the sale of inventories, accounts receivable and unfilled customer orders, less satisfaction of liabilities, severance costs and other wind-down costs. Management’s projection of net proceeds is an estimate based on inventories, accounts receivable, backlog orders and liabilities at April 30, 2006 and assumptions for potential wind-down costs.

During the six months ended January 31, 2006, total net sales of Carsen accounted for approximately 23% of our consolidated net sales. Operating income of Carsen for the six months ended January 31, 2006 was approximately 31% of our consolidated operating income for such period before general corporate expenses and interest expense. Net income of Carsen for the six months ended January 31, 2006 was approximately 44% of our consolidated net income for such period. After July 31, 2006, Carsen will not have any remaining product lines.

Cantel Medical Corp. is a leading provider of infection prevention and control products in the healthcare market. Our products include specialized medical device reprocessing systems for renal dialysis and endoscopy, dialysate concentrates and other dialysis supplies, disposable infection control products primarily for the dental industry, endoscopy and surgical products, water purification equipment, sterilants, disinfectants and cleaners, hollow fiber membrane filtration and separation products for medical and non-medical applications, and specialty packaging for infectious and biological specimens. We also sell scientific instrumentation products, provide technical maintenance for our products and offer compliance training services for the transport of infectious and biological specimens.

This press release contains forward-looking statements. All forward-looking statements involve risks and uncertainties, including, without limitation, the risks detailed in the Company’s filings and reports with the Securities and Exchange Commission. Such statements are only predictions, and actual events or results may differ materially from those projected.